Exhibit 10.2
May 20, 2009
Mr. John Green
4101 Fordham Road, NW
Washington, DC 20016
Dear John:
This offer letter sets forth the terms of your employment in connection with your transition from Chief Financial Officer to Executive Vice President, Human Capital, which took effect as of April 20, 2009. We are confident that you will continue to play a key role in comScore’s continued success while helping us remain a leader in the provision of innovative and valuable marketing solutions.
You will continue working from comScore’s offices located in Reston, VA.
Effective as of May 15, 2009, your base salary will be $10,000 Semi-Monthly (equivalent to an annual salary of $240,000.00), payable in accordance with comScore’s standard payroll practice and subject to applicable payroll deductions and withholdings. Consistent with other senior comScore management, this amount will be reduced by 7.5% effective on May 15, 2009, and will continue indefinitely until the Compensation Committee of the Board of Directors (the “Committee”) provides otherwise. The Committee expects to make a one-time stock grant of 1,645 shares to help set-off the reduction in base salary (the “One-Time Restricted Stock Award”). The grant shall vest in equal yearly installments over four (4) years, beginning on May 18, 2010. In the event your employment with comScore ends before your One-Time Restricted Stock Award Transition Restricted Stock Award is fully vested, you will forfeit the unvested portion as of the date of your separation. The One-Time Restricted Stock Award will be governed by the comScore, Inc. 2007 Equity Incentive Plan (the “2007 Plan”) and related award agreement.
In connection with the execution of this offer letter, you and comScore are entering into amendments to certain of your outstanding stock option and restricted stock awards. In addition, Committee has approved the award of 10,000 restricted shares of comScore’s common stock (the “Transition Restricted Stock Award”). The Transition Restricted Stock Award shall vest in equal yearly installments over four (4) years, beginning on May 18, 2010. In the event your employment with comScore ends before your Transition Restricted Stock Award is fully vested, you will forfeit the unvested portion as of the date of your separation. The Transition Restricted Stock Award will be governed by the 2007 Plan and related award agreement.
In addition, subject to approval by the Committee, during the Committee meeting at which the approval of discretionary performance-based equity incentive awards for calendar year 2009 is scheduled to take place, you will be eligible for an award of restricted shares of comScore’s

Mr. John Green
May 20, 2009
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common stock (the “Performance Restricted Stock Award”) with the value of up to 75% of the actual earned salary you earned during 2009 in the position of Executive Vice President, Human Capital, after giving effect to the 7.5% reduction. The Performance Restricted Stock Award shall vest in equal yearly installments over three (3) years, with the initial 25% tranche vesting on the date your equity incentive award is approved by the Committee. In the event your employment with comScore ends before your Performance Restricted Stock Award is fully vested, you will forfeit the unvested portion as of the date of your separation. The Performance Restricted Stock Award will be subject to the applicable comScore bonus plan, the 2007 Plan, and related award agreement.
During your employment, you will continue to be eligible to participate in comScore’s standard benefits such as medical insurance, life insurance, sick leave, 401k and paid time off consistent with any eligibility requirements and standard company policy. comScore’s current vacation policy provides three (3) weeks paid vacation per year, earned on an accrual basis. The accompanying benefits brochure provides additional benefits information. Detailed benefits information is provided in the comScore Employee Guide and in Summary Plan Descriptions, which we previously have provided to you.
As a comScore employee, you will be expected to abide by comScore’s rules and policies and by signing this offer letter you reaffirm that you previously have read and will continue to abide by the comScore Employee Guide. In addition, you will continue to be bound by and comply with the Employment, Invention Assignment and Non-Disclosure Agreement that you executed in connection with your initial employment with comScore, which, among other things, prohibits unauthorized use or disclosure of comScore’s proprietary information. Please keep in mind that your employment will continue to be at-will, which simply means that either you or comScore may terminate the relationship at any time for any reason, with or without cause.
By signing below, you acknowledge that you have apprised comScore of any and all contractual obligations that you may have that would prevent you from working at comScore, or limit your activities with comScore, including but not limited to any non-competition obligations to past employers.
The terms described in this letter will be the terms of your employment and supersede any other agreements or promises made to you by anyone from comScore regarding these terms, including any offer letter you may have entered into as Chief Financial Officer, except that your previous awards of stock options and restricted will continue to be governed by their terms, as they may have been amended by the amendments you are entering concurrently with this offer letter. This letter can only be modified by a written agreement signed by you and an authorized official of comScore.
Please return a signed copy of this letter to me as soon as possible.
We are very excited about your continuing role with comScore. We hope that you will continue to help us in making comScore all it can be, to the lasting credit and economic benefit of us all.

Mr. John Green
May 20, 2009
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Best Regards,
/s/ Christiana L. Lin
Christiana L. Lin
ACKNOWLEDGEMENT:
In response to this offer of employment please sign one only.

/s/ John M. Green	I accept the offer of employment.

I do not accept the offer of employment.